Exhibit 19
Ventas, Inc.
Securities Trading Policy
Adopted as amended 3.11.2022
1INTRODUCTORY STATEMENT
As a publicly traded company, Ventas, Inc. (together with its affiliates, the “Company”) has certain legal and ethical responsibilities with respect to the market for its securities and the confidentiality of information about the Company’s business. In this regard, the Company depends upon the conduct and diligence of its directors, officers and other employees, in both their professional and personal capacities, to ensure full compliance with all federal and state securities laws applicable to transactions in the Company’s securities and the securities of companies with which the Company does business. Each director, officer and other employee of the Company is personally obligated and responsible to act in a manner consistent with these laws.
This Policy establishes procedures to be followed to prevent both intentional and unintentional acts of prohibited insider trading and acts that facilitate such trading. Violations of federal and state securities laws, inadvertent or otherwise, can result in severe civil and criminal penalties for the culpable individuals, Company management and the Company itself. Such violations can also severely damage the Company’s reputation for integrity and professionalism. The purpose of this Policy, therefore, is to promote compliance with the insider trading provisions of federal and state securities laws by the Company and all of its directors, officers and other employees and to preserve the Company’s reputation for adhering to the highest standards of ethical conduct.
This Policy applies to all directors, officers and other employees of the Company, as well as their spouses and other immediate family members sharing their homes and trusts or other entities controlled by them (“Related Persons”).
2RESTRICTIONS
To prevent inadvertent securities laws violations and to avoid even the appearance of an improper transaction, directors, officers and other employees and their Related Persons must observe the following trading guidelines:
2.1General Rule
Directors, officers and other employees of the Company and their Related Persons, while in possession of material, non-public information regarding the Company, may not:
•“trade” (as defined below) in the Company’s “securities” (as defined below);
•communicate or “tip” such information to any person who may trade in the Company’s securities;

•make recommendations to any person regarding investments in the Company (whether or not the information on which the recommendation is based is disclosed); or
•engage in any other action to take personal advantage of such information.
Because the Company’s stockholders and the investing public should be afforded time to receive and understand material information, directors, officers and other employees and their Related Persons should not trade in the Company’s securities immediately after the Company has made a public announcement of material information. Accordingly, directors, officers and other employees and their Related Persons may not engage in any transactions in Company securities from the start of the Company’s blackout period (see Section 2.3 below).
The portions of this Policy relating to trading while in possession of material, non-public information and the use or disclosure of that information continue to apply to transactions in the Company’s securities even after termination of employment or association with the Company. Former employees may not trade in the Company’s securities or disclose the material, non- public information to anyone else until that information is made public or is no longer material.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception to the restrictions set forth in this Policy.
2.2Pre-Clearance of Trading
In the ordinary course of fulfilling their duties to the Company, Restricted Persons (as defined below) have access to material, non-public information regarding the Company. Accordingly, to facilitate compliance with this Policy, Restricted Persons must consult the Company’s General Counsel or other designated Legal Department representative for clearance prior to trading in Company securities at any time. The General Counsel or other designated Legal Department representative will assist the Restricted Person in determining whether material, non-public information regarding the Company exists such that the Restricted Person should not proceed with the proposed transaction at that time. Pre-clearance will also help ensure that directors and executive officers comply with the reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the restrictions imposed by Rule 144 under the Securities Act of 1933, as amended. Although not subject to pre-clearance, employees who are not Restricted Persons are encouraged to consult with a member of the Legal Department prior to trading in Company securities.
Clearance of a transaction is valid only for 48 hours from the time given (or, if shorter, until such time as the General Counsel or other designated Legal Department representative notifies the Restricted Person that the clearance is no longer valid). If a transaction order is not placed within that period, the Restricted Person must again obtain clearance prior to trading. If the General Counsel or other designated Legal Department representative denies clearance of a proposed transaction, the Restricted Person must keep such denial and the reasons for it confidential.
Pre-clearance is not a substitute for the judgment of the Restricted Person and does not relieve a Restricted Person of his or her obligation to comply with this Policy and federal and state securities laws. Even with clearance by the Legal Department, Restricted Persons are personally responsible for ensuring that their trades do not involve and are not made while in possession of material, non-public information.
2.3Blackout Periods
Quarterly Blackout Periods. All directors, officers and other employees of the Company and their Related Persons are prohibited from trading in Company securities when a quarterly blackout period is in effect, regardless of whether they are in possession of material non-public information. A quarterly blackout period is in effect with respect to each quarterly earnings announcement starting on the seventh day of the month following quarter end and ending at the close of trading on the second trading day following (a) in the case of the Company’s first, second and third quarters, the public announcement of the Company’s quarterly financial results and (b) in the case of the Company’s fourth quarter, the filing of the Company’s annual report on Form 10-K.
For example, if the Company’s annual report on Form 10-K is scheduled to be filed on Friday, February 19th, the blackout period runs from January 7th through the close of trading on Monday, February 22nd (assuming Monday is a trading day). If third quarter earnings are scheduled to be released on Wednesday, October 22nd , the blackout period runs from October 7th through the close of trading on Thursday, October 23rd (assuming Thursday is a trading day). For the avoidance of doubt, the quarterly blackout periods do not apply to transactions by the Company in the Company’s securities, which are evaluated separately. The General Counsel, in consultation with the Company’s Chief Executive Officer and Chief Financial Officer, may extend or shorten a quarterly blackout period if circumstances warrant.
As noted above, even during an “open” trading window, Restricted Persons must obtain pre- clearance from the Company’s General Counsel or other designated Legal Department representative prior to trading in Company securities.
Event-Specific Blackout Periods. From time to time, the Company may impose event-specific blackout periods (e.g., with respect to pending acquisitions or dispositions), during which Restricted Persons and any other employees specifically designated by the General Counsel and their Related Persons may not trade in Company securities. Depending on the circumstances, these event-specific blackout periods may be announced or unannounced. If unannounced, Restricted Persons will be informed that trading is not permitted when they contact the General Counsel or other designated Legal Department representative to pre-clear a proposed transaction. If an employee who is not a Restricted Person becomes subject to an event-specific blackout period, the General Counsel or other designated Legal Department representative will notify such employee of the blackout period.
Pre-Clearance Required For Restricted Persons At All Times. Even during an “open” trading window, Restricted Persons must obtain pre-clearance from the Company’s General Counsel or other designated Legal Department representative prior to trading in Company securities.
Trading during an “open” trading window is not a safe harbor under the federal and state securities laws, and all directors, officers and other employees are personally responsible for ensuring that their trades do not involve and are not made while in possession of material, non- public information.
3DEFINITIONS
For the purposes of this Policy:
Trading means the direct or indirect purchase, sale, or pledge of any Company securities, including publicly traded notes or debentures. Trading includes, without limitation, the broker-assisted cashless exercise of stock options, the sale of stock acquired through an option exercise, the purchase or sale of securities in street name or within an IRA account and the purchase or sale of puts, calls, or publicly-traded options. However, the following are not considered trading transactions:
•a bona fide gift (i.e., a gift, donation or other transfer without consideration if the giver has no reason to believe that the recipient will sell the securities before the disclosure of any material, non-public information in the giver’s possession at the time of the gift);
•the mere exercise of Company granted stock options (other than a broker-assisted cashless exercise), if the stock is held by the optionee following the exercise; and
•the withholding of shares to pay the exercise price upon exercise of a Company granted stock option or to cover tax withholding obligations upon the exercise of a Company granted stock option or the vesting of a restricted stock award.
A trade is deemed to occur at the point in time when a person takes some irrevocable action that will cause the trade to happen.
Information is generally deemed to be material if (a) there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or (b) it could reasonably be expected to have a substantial effect on the price of the Company’s or any other issuer’s securities. This includes information regarding the Company’s current and expected operating results or financial condition, acquisitions and other strategic transactions, capital markets transactions, changes in management, material contracts or litigation, securities issuances or repurchases, dividends and similar information. Information regarding a company with which the Company does business or proposes to do business could be considered material with respect to the Company (e.g., information that one of the Company’s significant tenants plans to file for bankruptcy).
Information is non-public if it has not been previously released in a manner reasonably designed to provide broad, non-exclusionary distribution to the public (i.e., by means of a press release, filing with the Securities and Exchange Commission or other media for broad public access).
When in doubt, information should be presumed to be both material and non-public.
Restricted Persons means the Company’s directors and officers and such other employees of the Company from time to time designated as Restricted Persons by the Company’s General Counsel. The Company’s General Counsel shall maintain a current list of the Company’s directors, officers and other employees from time to time designated as Restricted Persons as Exhibit A to this Policy. The Company’s General Counsel and Chief Executive Officer shall review and assess the list of Restricted Persons no less frequently than annually.
Securities mean notes, stock, treasury stock, security futures, bonds, debentures or evidence of indebtedness, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities, or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency.
4OTHER RESTRICTIONS
4.1Speculating in Company Securities
Directors, officers and other employees of the Company and their Related Persons may not (a) buy or sell any put or call options, warrants or similar derivative instruments with respect to Company securities, (b) buy or sell any other financial instruments that are designed to hedge or offset any decrease in the market value of Company securities (e.g., prepaid variable forward contracts, equity swaps, collars and exchange funds) or (c) engage in “short sales” (i.e., sales of securities that are not owned by such person at the time of the sale) with respect to Company securities, even if they are not in possession of material, non-public information regarding the Company. The foregoing does not prohibit the exercise of options granted by the Company and, subject to the restrictions set forth in this Policy, the sale of shares acquired through such exercise.
4.2Stock Pledges and Margin Accounts
Directors and officers of the Company who are subject to the reporting requirements under Section 16 of the Exchange Act and their Related Persons may not hold Company securities in margin accounts or pledge Company securities to secure loans. All other employees of the Company and their Related Persons may not hold Company securities in margin accounts or pledge Company securities to secure loans without the prior approval of the Company’s Management Capital Committee.
4.3Trading on Information about Other Companies
Directors, officers, and other employees and their Related Persons may not trade in the securities of companies with which the Company does business or proposes to do business, if the director, officer, or other employee is in possession of material, non-public information regarding such company. For example, trading or giving tips concerning a tenant of the Company or a company that is being considered for acquisition by the Company is prohibited when the director, officer or other employee is in possession of material, non-public information concerning such company. If a Restricted Person desires to trade in the securities of a company with which the Company does business or proposes to do business, he or she should contact the Company’s General Counsel or other designated Legal Department representative for pre-clearance before making any such trade.
Material, non-public information regarding a company with which the Company does business or proposes to do business also could be material, non-public information with respect to the Company. For example, trading in the Company’s securities would be prohibited if a director, officer or other employee or a Related Person is in possession of non-public information that a significant tenant of the Company plans to file for bankruptcy.
4.4Disclosure of Material, Non-Public Information
Serious problems could arise for the Company by any unauthorized disclosure of material, non-public information regarding the Company or companies with which it does business or proposes to do business, whether or not for the purpose of facilitating improper trading in Company securities or the securities of any other company. Accordingly, directors, officers and other employees should not discuss material, non-public information regarding Company matters with anyone outside the Company (including family members and friends), except as required in the performance of regular employment duties. Directors, officers and other employees should also use caution not to discuss such matters in public places, on cellular phones, or where conversations can be overheard (e.g., airplanes, taxicabs, restaurants, restrooms, elevators). If material, non-public information is inadvertently disclosed, no matter what the circumstances, it must be reported to the Company’s General Counsel or Whistleblower Officer immediately.
5SPECIAL CIRCUMSTANCES
5.1Section 16 Reporting
The Legal Department will prepare and file or provide assistance in preparing and filing, as necessary, all Forms 3, 4 and 5 (each, a “Section 16 Report”) for the directors and officers of the Company who are subject to the reporting requirements under Section 16 of the Exchange

Act. Events that may require the filing of a Section 16 Report include, but are not limited to: (1) the election or appointment of a director or executive officer; (2) the grant of restricted stock or stock options; (3) the exercise of stock options; (4) the withholding of shares to cover tax obligations in connection with the vesting of restricted stock; (5) the sale or purchase of common stock; and (6) the issuance of common stock in lieu of director fees.
Each Section 16 Report filed by the Company on behalf of a director or officer must be reviewed and approved by the Company’s General Counsel or other designated Legal Department representative.
5.2Participating in Benefit Plans
The restrictions set forth in this Policy do not apply to standing orders to purchase Company common stock pursuant to the Ventas Employee and Director Stock Purchase Plan (ESPP). However, the creation or termination of, or any other change to, a standing order under those plans will be considered a transaction subject to such restrictions. Therefore, directors, officers and other employees may continue their participation in those plans, but may not enroll or withdraw from those plans or change their level of participation while in possession of material, non-public information regarding the Company.
5.3Pre-Planned Trading
The Securities and Exchange Commission has promulgated Rule 10b5-1 under the Exchange Act, which defines when a purchase or sale constitutes trading “on the basis of” material, non-public information in insider trading cases. Rule 10b5-1 provides an affirmative defense to a person making a purchase or sale who demonstrates, among other things, that the transaction was completed pursuant to a binding contract entered into when he or she was not aware of material, non-public information.
Accordingly, notwithstanding the restrictions set forth in this Policy, directors, officers and other employees and their Related Persons may engage in pre-planned trading in the Company’s securities pursuant to a written instruction, contract and/or trading plan in compliance with Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”), provided:
5.3.1the 10b5-1 Plan is entered into during an “open” trading window and while the director, officer, employee or Related Person is not in possession of any material, non-public information regarding the Company; and
5.3.2the 10b5-1 Plan, and any modification or termination thereof, has been pre-cleared by the Company’s General Counsel or other designated Legal Department representative.
Although transactions effected under a 10b5-1 Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a 10b5-1 Plan of a Section 16 reporting person must be reported to the Company’s Legal

Department promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of any required SEC reporting.
6VIOLATIONS OF THIS POLICY
Company directors, officers and other employees are personally responsible for ensuring that they and their Related Persons comply with the provisions and intent of this Policy. Violators may be subject to appropriate disciplinary action, which could include termination of employment.
7QUESTIONS ABOUT THIS POLICY; ACKNOWLEDGEMENT
All questions regarding this Policy should be directed to the Company’s General Counsel. The General Counsel is responsible for administering this Policy and for establishing and implementing procedures to ensure compliance with applicable securities laws. Each director, officer and other employee of the Company may be requested, from time to time, to sign a statement acknowledging that he or she has read, understands and will abide by this Policy.

EXHIBIT A
Restricted Persons
•Members of the Board of Directors
•Chairman and Chief Executive Officer
•All Vice President level employees and above
•All Director and Manager level employees in the Accounting department
•All Director and Manager level employees in the Investments department
•All Director and Manager level employees in the Asset Management department
•All Director and Manager level employees in the Tax department
•All Director and Manager level employees in the Treasury/Capital Markets department
•All Director and Manager level employees in the Investor Relations department
•All Director and Manager level employees in the Financial Planning and Analysis department
•All Director, Manager, Assistant General Counsel and Senior Assistant General Counsel employees in the Legal department
•All Financial Analysts and Senior Financial Analysts, Investments
•Each Administrative Assistant that supports one or more Executive Officers